EXHIBIT 99.1

         Muzak Holdings LLC Announces Second Quarter Results

    FORT MILL, S.C.--(BUSINESS WIRE)--xx--Muzak Holdings LLC ("Muzak" or the "Company"), the leading provider of business music services in the United States, today announced financial results for the quarter ended June 30, 2004.
    Music and other business services revenue for the quarter ended June 30, 2004 was $46.0 million, a 6.0% increase, compared to $43.4 million for the quarter ended June 30, 2003. Equipment sales and related services revenue was flat at $14.2 million on a year-on-year basis. As a result, total revenue for the quarter ended June 30, 2004 was $60.2 million, a 4.5% increase, compared to $57.6 million for the quarter ended June 30, 2003.
    EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $15.6 million for the quarter ended June 30, 2004, an increase of $1.5 million or 10.8%, compared to $14.1 million in the quarter ended June 30, 2003. Excluding the financial impact of charges associated with the Company's reorganization of $0.8 million during the quarter (see below) and losses on early extinguishment of debt of $1.7 million and $3.7 million in 2004 and 2003, respectively, EBITDA increased approximately 1.4% in the quarter ended June 30, 2004 as compared to the 2003 period. The Company believes that EBITDA is a meaningful measure of the cash flows available to invest in new client locations and to service its debt obligations. Cash flow provided by operating activities increased $1.0 million to $3.8 million for the quarter ended June 30, 2004 as compared to the 2003 period. Cash flow provided by operating activities is affected by timing of interest payments. See attached reconciliation of cash flows from operating activities to EBITDA and disclosure of interest payment timing.
    For the six months ended June 30, 2004, the Company had music and other business services revenue of $91.2 million, total revenue of $120.2 million, and EBITDA of $33.5 million, representing increases of 6.1%, 5.2%, and 5.4%, respectively, over the comparable 2003 period. Excluding $1.7 million and $3.7 million losses on early extinguishment of debt during the second quarters of 2004 and 2003, respectively, and $0.8 million financial impact from the Company's reorganization (see below), EBITDA increased 1.3% during 2004 as compared to 2003.
    "While revenue growth for the six months ended June 30, 2004 of 5.2% was reasonable, EBITDA growth of 1.3% was below expectations. We continue to focus on reducing costs and streamlining operations. Accordingly, we recently reorganized the Company into five functional areas: Sales, Operations, Administration, Customer Service, and Product and Marketing," commented Lon Otremba, Chief Executive Officer. In conjunction with this realignment, effective August 2nd the Company completed the centralization of the administrative function and certain aspects of operations, such as purchasing and scheduling, at the home office. The increased focus on specialized functions will reduce operating costs and increase productivity and accountability throughout the organization.
    The projected savings from the reorganization effort to date are approximately $2.5 million on an annualized basis and total estimated charges including severance and other benefits, duplicate salaries and relocation costs are approximately $1.6 million. "A centralized environment provides a platform that expedites the implementation of initiatives that will lead to further savings within the next six to twelve months," remarked Stephen Villa, Chief Operating Officer.
    "Managing expenses and operating efficiently are top priorities as evidenced by a decline in other selling, general, and administrative expenses, excluding charges relating to the restructuring, as a percentage of revenues to 27.5% in the six months ended June 30, 2004 from 28.4% in the comparable 2003 period," commented Villa.
    The cancellation rate of 10.2% for the six months ended June 30, 2004 is consistent with 2003 levels but above the Company's goal of lowering cancellations for the third consecutive year. The Company recently added Ms. Mary Ann Lusk to serve in a newly created role, Senior Vice President of Client Services. Ms. Lusk brings more than 20 years of experience in the field of customer service and has held key positions at Ameritech, CNA Insurance, and Advanta Corporation. Ms. Lusk is responsible for all aspects of client service including client retention, a key component in reducing cancellations and enhancing cash flow growth.
    The Company signed several new national clients during the second quarter including Harry and David and Brooks Brothers as well as a comprehensive corporate contract with Burger King. In addition, the Company recontracted numerous clients including Goody's and the GAP.
    During the quarter, the Company and Broadcast Music, Inc. ("BMI") advanced their conversations toward reaching a new five-year music license agreement, culminating in a recent agreement in principle. The Company anticipates that a final license agreement will be executed prior to the end of the fourth quarter of 2004.
    As previously disclosed, on May 10, 2004, the Company amended its existing Senior Credit Facility to include a $35.0 million term loan facility. The proceeds of the term loan were used to repurchase $32.7 million of aggregate outstanding principal of the Company's 13% Senior Discount Notes due 2010 and to pay associated expenses. This transaction reduces the Company's overall interest costs by approximately $2.0 million per annum.
    Muzak Holdings LLC will have a conference call on August 6, 2004 at 11:00 a.m. (Eastern Standard Time) to discuss second quarter 2004 results. The call in number is 1-800-756-4697 and the access code is 0801. During the call, participants may also access our presentation at Muzak.webex.com. Please select "join now" on the meeting entitled "Muzak Holdings 2nd quarter earnings call". Participants will be asked to enter their name and the meeting password which is: investors. A replay of the call will be available for one week beginning at 3:00 p.m on August 6, 2004. The replay number is 1-800-756-3819 and the access code is 080100.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.
    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, the Company's history of net losses, the Company's dependence on satellite delivery of its products, the Company's ability to integrate acquisitions, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.


                          Muzak Holdings LLC
                         Financial Highlights
                   ---------------------------------
                   (unaudited, dollars in thousands)



                                                             Quarter
                                Quarter Ended                 Ended
                            6/30/2004  6/30/2003  % Change  3/31/2004
                            ---------- ---------- --------- ----------
Selected Operations Data

  Revenues
   Music and Other Business
    Services                  $45,971    $43,388       6.0%   $45,268
   Equipment Sales and
    Related Services           14,199     14,195       0.0%    14,805
                            ---------- ---------- --------- ----------
          Total Revenues       60,170     57,583       4.5%    60,073
                            ---------- ---------- --------- ----------

  Cost of Revenues
   Music and Other Business
    Services                    8,711      7,936       9.8%     8,449
   Equipment Sales and
    Related Services           12,752     11,966       6.6%    12,605
                            ---------- ---------- --------- ----------
          Total Cost of
           Revenues            21,463     19,902       7.8%    21,054
                            ---------- ---------- --------- ----------

  Selling, General and
   Administrative
   Amortization of
    Commissions                 4,132      3,869       6.8%     4,546
   Other Selling, General
    and Administrative (1)     17,326     16,100       7.6%    16,554
                            ---------- ---------- --------- ----------
          Total Selling,
           General and
           Administrative      21,458     19,969       7.5%    21,100
                            ---------- ---------- --------- ----------

   Other (income) expense           4        (51)                   4
   Loss on early
    extinguishment
    on debt (2)                 1,663      3,694                    -
                            ---------- ----------           ----------

   EBITDA (3)                 $15,582    $14,069      10.8%   $17,915
                            ========== ==========           ==========
     EBITDA Margin (3)           25.9%      24.4%                29.8%

  Cash Flows from operating
   activities                  $3,814     $2,856              $11,764

Balance sheet data (end of period)

  Total
   Assets                    $465,141   $471,971             $469,426
  Revolving Loan               24,000      7,500               20,000
  Muzak LLC Total Debt (4)    398,114    345,555              359,092
  Muzak Holdings LLC Total
   Debt(4)                    422,359    397,690              416,042

Other financial data

  Muzak LLC Interest
   Expense                    $10,036     $7,794               $8,782
  Muzak Holdings LLC
   Interest Expense            11,341      9,852               10,606
  Muzak LLC Net Debt to          5.77x      4.87x                4.97x
   EBITDA (5)
  Muzak Holdings LLC Net         6.48x      5.60x                5.76x
   Debt to EBITDA (5)




                          Muzak Holdings LLC
                         Financial Highlights
                   (unaudited, dollars in thousands)


                                             Six Months ended
                                      6/30/2004   6/30/2003  % Change
                                    ---------------------------------
Selected Operations Data

Revenues
Music and Other Business Services       $91,239     $86,030      6.1%
Equipment Sales and Related Services     29,004      28,243      2.7%
                                    ---------------------------------
Total Revenues                          120,243     114,273      5.2%
                                    ---------------------------------

Cost of Revenues
Music and Other Business Services        17,160      15,720      9.2%
Equipment Sales and Related Services     25,357      23,255      9.0%
                                    ---------------------------------
   Total Cost of Revenues                42,517      38,975      9.1%
                                    ---------------------------------


Selling, General and Administrative
Amortization of Commissions               8,678       7,486     15.9%
Other Selling, General and
 Administrative (1)                      33,880      32,433      4.5%
                                    ---------------------------------
Total Selling, General and
 Administrative                          42,558      39,919      6.6%
                                    ---------------------------------

Other income                                  8         (81)
Loss on early extinguishment of debt
 (2)                                      1,663       3,694

 EBITDA (3)                             $33,497     $31,766      5.4%
                                    ========================
   EBITDA Margin (3)                       27.9%       27.8%

Cash Flows from operating activities    $15,578     $12,020




   (1) During the second quarter of 2004, the Company changed its field organization from a geographical reporting structure to a functional structure. The Company has five functional areas as follows: Sales, Operations, Administrations, Client Services, and Products and Marketing. In conjunction with this reorganization, the Company consolidated the administrative and certain operational functions at the home office, effective August 2, 2004. Accordingly, the Company estimates total charges of $1.6 million associated with severance and other termination benefits, relocation costs,duplicate salaries, and facility requirements. In accordance with generally accepted accounting principles ("GAAP") $0.8 million was recorded in the second quarter and $0.8 million will be recorded in the third quarter. The second quarter charge is included in other selling, general, and administrative expenses.


    (2) Loss on early extinguishment of debt in the second quarter of 2004 represents premium and write-off of financing fees associated with the repurchase of a portion of the Senior discount notes.

    Loss on early extinguishment of debt in the second quarter of 2003 represents the write-off of financing fees associated with the Company's refinanced Senior Credit Facility.

    (3) Represents net income before interest, income tax benefit (expense), depreciation and amortization. The Company evaluates liquidity using several measures, one of them being EBITDA. EBITDA is not intended to be a liquidity measure that should be regarded as an alternative to, or more meaningful than, cash flow from operations as a measure of liquidity, as determined in accordance with GAAP. However, management believes that EBITDA is a meaningful measure of liquidity that is commonly used in similar industries to analyze and compare companies on the basis of leverage and liquidity, however it is not necessarily comparable to similar titled amounts of other companies. The following table provides a reconciliation of cash flows from operations to EBITDA.

                                                Three months ended
                                             Q2 2004 Q2 2003  Q1 2004
                                            -------- -------  -------
   Cash flows from continuing operating
    activities                               $3,814   $2,856  $11,764
   Loss on early extinguishment of debt      (1,663)  (3,694)       -
   Interest expense net of amortization      10,643    7,203    8,472
   Change in working capital(a)               2,555    6,182   (2,363)
   Current taxes expense                          2      299       41
   Unearned installation revenue                 33       10       42
   Amortization of deferred subscriber
    acquisition costs                        (4,132)  (3,869)  (4,546)
   Deferred subscriber acquisition costs      4,290    5,080    4,478
   Gain on disposal of fixed assets              40        2       27
                                            -------- -------- --------
   EBITDA                                   $15,582  $14,069  $17,915
                                            -------- -------- --------

    (a) Change in working capital includes changes in accrued interest balances of ($1.8) million, $5.3 million, and $2.9 million in the quarters ended June 30, 2004 and 2003 and March 31, 2004, respectively.


                                               Six months ended
                                             Q2 2004      Q2 2003
                                            ---------    --------
   Cash flows from continuing operating
    activities                              $15,578       $12,020
   Loss on early extinguishment of debt      (1,663)       (3,694)
   Interest expense net of amortization      19,115        13,238
   Change in working capital (b)                192         7,728
   Current taxes expense                         43           353
   Unearned installation revenue                 75             2
   Amortization of deferred subscriber
    acquisition costs                        (8,678)       (7,486)
   Deferred subscriber acquisition costs      8,768         9,597
   Gain on disposal of fixed assets              67             8
                                            --------      --------
   EBITDA                                   $33,497       $31,766
                                            --------      --------

    (b) Change in working capital includes changes in accrued interest balances of $1.0 million and $2.4 million for the six months ended June 30, 2004 and 2003, respectively.

    EBITDA margin reflects EBITDA divided by total revenues.

    (4) Total debt excludes $2.0 million of debt of a subsidiary that is non-recourse to the Company.

    (5) Reflects total debt described in (4) above less cash divided by EBITDA adjusted for non-cash items on a Last Quarter Annualized Basis. Pursuant to the Company's indentures under which it has notes outstanding, non-cash items reducing or increasing consolidated net income are excluded from EBITDA for purposes of calculating the consolidated leverage ratio. Accordingly, the portion of the loss on extinguishment of debt representing the premium on the repurchase of the Senior Discount Notes is included in Muzak Holdings EBITDA for purposes of calculating net debt to EBITDA.





    CONTACT: Muzak Holdings LLC
             Catherine Walsh, 803-396-3000